                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             _____________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 2)

                                COCENSYS, INC.
                          --------------------------
                               (Name of Issuer)

                    Common Stock
                    --------------------------------------
                        (Title of Class of Securities)

                                  191263 10 2
                                  -----------
                                (CUSIP Number)

                         SCHEDULE 13G

CUSIP No. 191263 10 2                              Page 2 of 7
          -----------

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     BURR, EGAN, DELEAGE & CO.
     04-2681308

____________________________________________________________________________


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization

     MASSACHUSETTS

____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     N/A
____________________________________________________________________________

6.   Shared Voting Power

     1,076,923 PLEASE ALSO REFER TO ATTACHMENT A

CUSIP No.  191263 10 2                             Page 3 of 7
           -----------

____________________________________________________________________________

7.   Sole Dispositive Power

     N/A
____________________________________________________________________________

8.   Shared Dispositive Power

     1,076,923 PLEASE ALSO REFER TO ATTACHMENT A
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     1,076,923 PLEASE ALSO REFER TO ATTACHMENT A
____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     4.6%
____________________________________________________________________________

12.  Type of Reporting Person.

     IA
____________________________________________________________________________

CUSIP No.      191263 10 2                         Page 4 of 7
               -----------

                         SCHEDULE 13G


Item 1(a).  Name of Issuer:
---------------------------

Cocensys, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

213 Technology Drive
Irvine, CA 92718

Item 2(a).  Name of Person Filing:
----------------------------------

BURR, EGAN, DELEAGE & CO.


Item 2(b).  Address of
Principal Business Office or, if None, Residence:
-------------------------------------------------

ONE POST OFFICE SQUARE
SUITE 3800
BOSTON, MA 02109

Item 2(c).  Citizenship:
------------------------

MASSACHUSETTS


Item 2(d).  Title of Class of Securities:
-----------------------------------------

Common Stock


Item 2(e).  CUSIP Number:
-------------------------

191263 10 2

CUSIP No. 191263 10 2                                   Page 5 of 7
          -----------

Item 3:
-------

Not Applicable


Item 4.  Ownership:
-------------------

     (a) Amount Beneficially Owned:

         1,076,923

     (b) Percent of Class:

         4.6%

     (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:

               N/A

         (ii)  shared power to vote or to direct the vote:

               1,076,923 PLEASE ALSO REFER TO ATTACHMENT A

        (iii)  sole power to dispose or to direct the
               disposition of:

               N/A

         (iv) shared power to dispose or to direct the disposition of:

               1,076,923 PLEASE ALSO REFER TO ATTACHMENT A

CUSIP No. 191263 10 2                              Page 6 of 7
          -----------


Item 5.  Ownership of Five Percent or Less of a Class:
------------------------------------------------------

Please refer to Attachment A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
-------------------------------------------------------------------------

Not Applicable

Item 7.  Identification and Classification of the Subsidiary which Acquired the

Security Being Reported by the Parent Holding Company:
-----------------------------------------------------------

Not Applicable


Item 8.  Identification and Classification
of Members of the Group:
--------------------------------------------

Not Applicable


Item 9.  Notice of Dissolution of Group:
----------------------------------------

Not Applicable

Item 10.  Certification:
------------------------

Not Applicable

CUSIP No. 191263 10 2                              Page 7 of 7
          -----------

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 10, 1997
                                         ----------------------------------
                                         Date

                                         BURR, EGAN, DELEAGE & CO.
                                         -------------------------------


                                         /s/ EILEEN McCARTHY
                                         -------------------------------
                                         Eileen McCarthy
                                         Vice-President